Exhibit 99.1

NEWS RELEASE

	Contact:	Manolo Zúñiga, CEO
Randall D. Keys, CFO
BPZ Energy, Inc.
FOR IMMEDIATE RELEASE		281-556-6200

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

BPZ ENERGY COMPLETES $34.4 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

HOUSTON – July 20, 2005 – BPZ Energy, Inc. (OTCBB: BPZI) announced today that it completed a private placement of common stock to institutional investors for gross proceeds of $34.4 million.  Morgan Keegan & Company, Inc. served as placement agent for the offering.  Net proceeds after placement fees and other expenses are estimated to be $31.8 million.  The Company sold 11,466,000 shares of common stock at a price of $3.00 per share.  There were no warrants or other dilutive securities issued to investors in connection with the offering.

Management Comments

Manolo Zuniga, President and Chief Executive Officer of BPZ Energy, Inc, stated, “We are extremely pleased with the results of this transaction.  These investors have given us a tremendous vote of confidence and we are now well-positioned to execute our gas to power strategy in northwest Peru.  Our plans include the drilling of six new wells and recompletion of a shut-in gas well in Block Z-1, installation of an electric generation plant and the construction of gas processing facilities and 50 miles of gas pipeline to supply the power plant and sell gas into Ecuador.”

Randall D. Keys, Chief Financial Officer of BPZ Energy, Inc. added, “This financing provides a key part of the funding for our 2005/2006 capital program.  Our capital budget for this period is approximately $100 million, which we anticipate will be funded by the proceeds from this private placement and $70 million in financing from the IFC.  We are on schedule with the IFC’s appraisal process and expect to close this financing by the end of the year.”

Additional Information

The private placement shares were issued under Regulation D of the Securities Act of 1933, as amended.  The Company has committed to file a registration statement within 30 days and will use its best efforts to obtain its effectiveness no later than 90 days after closing.  The Company now has 37,429,000 common shares outstanding, with fully diluted shares of 52,380,000.  The fully diluted shares include warrants, options and restricted stock outstanding as well as the final 9,000,000 earn-out shares to be issued to the former shareholders of BPZ-Texas when the Company achieves 12 MMcf/d of gas production.  The Company was represented by Mark Coffin of Adams & Reese LLP and Charles Still of Bracewell & Giuliani LLP served as counsel for Morgan Keegan & Company, Inc.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  It is executing a gas to power strategy which includes generation of electric power in Peru for its own account and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.

 This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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